Exhibit 99.1

Global Partners Reports Second-Quarter 2015 Financial Results

Second-Quarter Highlights:

  Net income of $7.2 million, or $0.15 per diluted limited partner unit
  EBITDA of $48.7 million
  Distributable cash flow of $26.2 million

WALTHAM, Mass.--(BUSINESS WIRE)--August 6, 2015--Global Partners LP (NYSE: GLP) today reported financial results for the second quarter ended June 30, 2015.

“Our second-quarter performance reflects our diverse business,” said Eric Slifka, the Partnership’s President and Chief Executive Officer. “Our Gasoline Distribution and Station Operations (GDSO) segment contributed a product margin of $98.3 million for the second quarter, an increase of 56 percent from the same period in 2014, primarily reflecting our January acquisition of Warren Equities. Our Wholesale segment product margin was $60.9 million, compared with $34.5 million in the same period of 2014.”

Second Quarter 2015 Financial Summary

Net income attributable to Global Partners for the second quarter of 2015 was $7.2 million, or $0.15 per diluted limited partner unit, compared with a net loss of $12.7 million, or $0.50 per limited partner unit, for the second quarter of 2014.

Combined product margin for the second quarter of 2015 was $166.2 million, compared with $103.3 million for the second quarter of 2014.

Earnings before interest, taxes, depreciation and amortization (EBITDA) for the second quarter of 2015 were $48.7 million, compared with $19.1 million for the same period of 2014.

Distributable cash flow (DCF) for the second quarter of 2015 was $26.2 million, compared with negative distributable cash flow of $4.2 million for the second quarter of 2014.

Combined product margin, EBITDA, and DCF are non-GAAP (Generally Accepted Accounting Principles) financial measures, which are explained in greater detail below under “Use of Non-GAAP Financial Measures.” Please refer to Financial Reconciliations included in this news release for reconciliations of these non-GAAP financial measures to their most directly comparable GAAP financial measures for the three months ended June 30, 2015 and 2014.

Sales for the second quarter of 2015 were $2.7 billion, compared with $4.6 billion for the same period in 2014, primarily attributed to lower commodity prices. Wholesale segment sales were $1.5 billion, compared with $3.4 billion for the second quarter of 2014. Sales in the GDSO segment were $1.0 billion, versus $935.4 million for the same period in 2014. Commercial segment sales were $191.2 million, compared with $249.2 million for the second quarter of 2014.

Wholesale segment volume was 825.5 million gallons in the second quarter of 2015, compared with 1.2 billion gallons for the same period of 2014, primarily due to a change in supply logistics for a particular gasoline customer and discontinuation of a small discrete blendstocks distribution activity. Volume in the GDSO segment was 376.9 million gallons for the second quarter of 2015, compared with 262.2 million gallons in the second quarter of 2014, primarily attributed to the acquisition of Warren Equities. Commercial segment volume was 107.0 million gallons, compared with 99.8 million gallons for the second quarter of 2014.

Gross profit was $144.2 million for the second quarter of 2015, compared with $87.7 million for the second quarter of 2014. Wholesale segment product margin was $60.9 million, compared with $34.5 million in the second quarter of 2014, primarily due to the impact in last year’s second quarter of backwardation in the ethanol market. Product margin in the GDSO segment was $98.3 million, versus $63.0 million in the second quarter of 2014, primarily due to the acquisition of Warren Equities. Commercial segment product margin was $7.0 million for the second quarter of 2015 and $5.7 million in the same period of 2014.

Recent Highlights

  Global has received a permit from the U.S. Army Corps of Engineers for a dock modernization project that will enable the Partnership to handle Panamax-size vessels at its CPBR terminal in Clatskanie, Oregon. Work to upgrade the dock is expected to begin in the fourth quarter of 2015.
  Global completed the acquisition of a portfolio of 97 primarily Mobil- and Exxon-branded owned or leased retail gas stations and seven dealer supply contracts from Capitol Petroleum Group for approximately $156 million. The acquisition includes 51 retail locations and seven dealer supply accounts in New York City and 46 retail locations in the Maryland/Washington, D.C. market.
  The Board of Directors of Global’s general partner, Global GP LLC, declared a quarterly cash distribution of $0.6925 per unit, or $2.77 per unit on an annualized basis, on all of its outstanding common units for the period from April 1 through June 30, 2015. The distribution will be paid August 14, 2015 to unitholders of record as of the close of business on August 5, 2015.

Business Outlook

“We remain focused on strategic investments and organic projects that further enhance our growth potential,” Slifka said. “The addition of Warren Equities and the Capitol Petroleum portfolio significantly expands our GDSO segment, and we look forward to the ongoing contribution of these assets. The Summit crude oil transmission pipeline that will link our Stampede, North Dakota terminal to the Divide Gathering System is expected to be in service in the fourth quarter of 2015. It will expand our draw area and enhance the opportunity for producers to efficiently reach multiple downstream markets.

“Looking further ahead, our planned waterborne rail facility in Port Arthur, Texas remains on track to open in 2017, and we continue to see a high level of interest in the facility from prospective customers,” Slifka concluded.

To account for the acquisition of the Capitol Petroleum portfolio, Global updated its full-year 2015 EBITDA guidance to a range of $214 million to $234 million from a previously announced range of $205 million to $225 million. The guidance is based on assumptions regarding market conditions such as demand for petroleum products and renewable fuels, weather, credit markets, the regulatory and permitting environment, and the forward product pricing curve, which could influence quarterly financial results.

Financial Results Conference Call

Management will review the Partnership’s second-quarter 2015 financial results in a teleconference call for analysts and investors today.

Time:	10:00 a.m. ET

Dial-in numbers:	(877) 709-8155 (U.S. and Canada)
(201) 689-8881 (International)

The call also will be webcast live and archived on Global’s website, www.globalp.com.

Use of Non-GAAP Financial Measures

Product Margin
Global Partners views product margin as an important performance measure of the core profitability of its operations. The Partnership reviews product margin monthly for consistency and trend analysis. Global Partners defines product margin as product sales minus product costs. Product sales primarily include sales of unbranded and branded gasoline, distillates, residual oil, renewable fuels, crude oil, natural gas and propane, as well as convenience store sales, gasoline station rental income and revenue generated from the Partnership’s logistics activities. Product costs include the cost of acquiring the refined petroleum products, renewable fuels, crude oil, natural gas and propane and all associated costs including shipping and handling costs to bring such products to the point of sale, as well as product costs related to convenience store items and costs associated with the Partnership’s logistics activities. The Partnership also looks at product margin on a per unit basis (product margin divided by volume). Product margin is a non-GAAP financial measure used by management and external users of Global Partners’ consolidated financial statements to assess the Partnership’s business. Product margin should not be considered an alternative to net income, operating income, cash flow from operations, or any other measure of financial performance presented in accordance with GAAP. In addition, Global Partners’ product margin may not be comparable to product margin or a similarly titled measure of other companies.

EBITDA
EBITDA is a non-GAAP financial measure used as a supplemental financial measure by management and may be used by external users of Global Partners' consolidated financial statements, such as investors, commercial banks and research analysts, to assess the Partnership’s:

  compliance with certain financial covenants included in its debt agreements;
  financial performance without regard to financing methods, capital structure, income taxes or historical cost basis;
  ability to generate cash sufficient to pay interest on its indebtedness and to make distributions to its partners;
  operating performance and return on invested capital as compared to those of other companies in the wholesale, marketing, storing and distribution of refined petroleum products, renewable fuels, crude oil, natural gas and propane, without regard to financing methods and capital structure; and
  viability of acquisitions and capital expenditure projects and the overall rates of return of alternative investment opportunities.

EBITDA should not be considered as an alternative to net income, operating income, cash flow from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. EBITDA excludes some, but not all, items that affect net income and this measure may vary among other companies. Therefore, EBITDA may not be comparable to similarly titled measures of other companies.

Distributable Cash Flow
Distributable cash flow is an important non-GAAP financial measure for Global Partners’ limited partners since it serves as an indicator of the Partnership's success in providing a cash return on their investment. Distributable cash flow means the Partnership’s net income plus depreciation and amortization minus maintenance capital expenditures, as well as adjustments to eliminate items approved by the audit committee of the Board of Directors of the Partnership's general partner that are extraordinary or non-recurring in nature and that would otherwise increase distributable cash flow. Specifically, this financial measure indicates to investors whether or not the Partnership has generated sufficient earnings on a current or historic level that can sustain or support an increase in its quarterly cash distribution. Distributable cash flow is a quantitative standard used by the investment community with respect to publicly traded partnerships. Distributable cash flow should not be considered as an alternative to net income, operating income, cash flow from operations, or any other measure of financial performance presented in accordance with GAAP. In addition, Global Partners' distributable cash flow may not be comparable to distributable cash flow or similarly titled measures of other companies.

About Global Partners LP
A publicly traded master limited partnership, Global is a midstream logistics and marketing company that owns, controls or has access to one of the largest terminal networks of petroleum products and renewable fuels in the Northeast. Global also is one of the largest distributors of gasoline, distillates, residual oil and renewable fuels to wholesalers, retailers and commercial customers in New England and New York. The Partnership is a leader in the transportation of crude oil and other products by rail across its “virtual pipeline” from the mid-continental U.S. and Canada to the East and West Coasts for distribution to refiners and others. With approximately 1,600 locations, primarily in the Northeast, Global also is one of the largest independent owners, suppliers and operators of gasoline stations and convenience stores. Global is No. 180 in the Fortune 500 list of America’s largest corporations. For additional information, visit www.globalp.com.

Forward-looking Statements
Some of the information contained in this news release may contain forward-looking statements. Forward-looking statements include, without limitation, any statement that may project, indicate or imply future results, events, performance or achievements, and may contain the words “may,” “believe,” “should,” “could,” “expect,” “anticipate,” “plan,” “intend,” “estimate,” “will likely result,” or other similar expressions. In addition, any statement made by Global Partners LP’s management concerning future financial performance (including future revenues, earnings or growth rates), ongoing business strategies or prospects and possible actions by Global Partners LP or its subsidiaries are also forward-looking statements.

Although Global Partners LP believes these forward-looking statements are reasonable as and when made, there may be events in the future that Global Partners LP is not able to predict accurately or control, and there can be no assurance that future developments affecting Global Partners LP’s business will be those that it anticipates. Estimates for Global Partners LP’s future EBITDA are based on a number of assumptions regarding market conditions, including demand for petroleum products and renewable fuels, weather, credit markets, the regulatory and permitting environment and the forward product pricing curve. Therefore, Global Partners LP can give no assurance that its future EBITDA will be as estimated.

For additional information about risks and uncertainties that could cause actual results to differ materially from the expectations Global Partners LP describes in its forward-looking statements, please refer to Global Partners LP’s Annual Report on Form 10-K and subsequent filings the Partnership makes with the Securities and Exchange Commission.

Readers are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date on which they are made. Global Partners LP expressly disclaims any obligation or undertaking to update forward-looking statements to reflect any change in its expectations or beliefs or any change in events, conditions or circumstances on which any forward-looking statement is based.

GLOBAL PARTNERS LP CONSOLIDATED STATEMENTS OF OPERATIONS (In thousands, except per unit data) (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Sales	$2,680,088	$4,569,620	$5,659,204	$9,686,548
Cost of sales	2,535,900	4,481,935	5,346,458	9,439,839
Gross profit	144,188	87,685	312,746	246,709

Costs and operating expenses:
Selling, general and administrative expenses	45,391	31,673	94,177	68,971
Operating expenses	72,168	51,029	140,824	98,981
Amortization expense	3,070	4,524	8,411	9,052
Loss on asset sales	213	397	650	1,060
Total costs and operating expenses	120,842	87,623	244,062	178,064

Operating income	23,346	62	68,684	68,645

Interest expense	(16,451)	(12,246)	(30,414)	(23,353)

Income before income tax benefit (expense)	6,895	(12,184)	38,270	45,292

Income tax benefit (expense)	719	(94)	(247)	(416)

Net income (loss)	7,614	(12,278)	38,023	44,876

Net income attributable to noncontrolling interest	(396)	(441)	(390)	(585)

Net income (loss) attributable to Global Partners LP	7,218	(12,719)	37,633	44,291

Less: General partner's interest in net income (loss), including incentive distribution rights (1)	2,671	1,033	4,850	2,541

Limited partners' interest in net income (loss)	$4,547	$(13,752)	$32,783	$41,750

Basic net income (loss) per limited partner unit (2)	$0.15	$(0.50)	$1.06	$1.53

Diluted net income (loss) per limited partner unit (2)	$0.15	$(0.50)	$1.06	$1.53

Basic weighted average limited partner units outstanding	31,037	27,244	30,819	27,252

Diluted weighted average limited partner units outstanding (3)	31,214	27,244	30,978	27,313

(1) As a result of the June 2015 and December 2014 issuances of 3,000,000 and 3,565,000 common units, respectively, the general partner interest was reduced to 0.67% from 0.83%. As a result, the general partner interest was, based on a weighted average, 0.73% for the three and six months ended June 30, 2015. The general partner interest was 0.83% for the three and six months ended June 30, 2014.

(2) Under the Partnership's partnership agreement, for any quarterly period, the incentive distribution rights ("IDRs") participate in net income only to the extent of the amount of cash distributions actually declared, thereby excluding the IDRs from participating in the Partnership's undistributed net income or losses. Accordingly, the Partnership's undistributed net income is assumed to be allocated to the limited partners' interest and to the General Partner's general partner interest. Limited partners' interest in net income is divided by the weighted average limited partner units outstanding in computing the net income per limited partner unit.

(3) Basic units were used to calculate diluted net loss per limited partner unit for the three months ended June 30, 2014, as using the effects of phantom units would have an anti-dilutive effect on income per limited partner unit.

GLOBAL PARTNERS LP CONSOLIDATED BALANCE SHEETS (In thousands) (Unaudited)

	June 30, 2015	December 31, 2014
Assets
Current assets:
Cash and cash equivalents	$11,187	$5,238
Accounts receivable, net	375,573	457,730
Accounts receivable - affiliates	5,275	3,903
Inventories	429,039	336,813
Brokerage margin deposits	18,990	17,198
Derivative assets	47,153	83,826
Prepaid expenses and other current assets	80,716	56,515
Total current assets	967,933	961,223

Property and equipment, net	1,240,539	825,051
Intangible assets, net	79,883	48,902
Goodwill	443,414	154,078
Other assets	49,941	50,723

Total assets	$2,781,710	$2,039,977

Liabilities and partners' equity
Current liabilities:
Accounts payable	$332,412	$456,619
Working capital revolving credit facility - current portion	118,200	-
Line of credit	-	700
Environmental liabilities - current portion	3,067	3,101
Trustee taxes payable	94,057	105,744
Accrued expenses and other current liabilities	60,709	82,820
Derivative liabilities	46,066	58,507
Total current liabilities	654,511	707,491

Working capital revolving credit facility - less current portion	150,000	100,000
Revolving credit facility	268,000	133,800
Senior notes	663,673	368,136
Environmental liabilities - less current portion	71,938	34,462
Financing obligation	89,613	-
Other long-term liabilities	146,399	59,932
Total liabilities	2,044,134	1,403,821

Partners' equity
Global Partners LP equity	689,692	586,942
Noncontrolling interest	47,884	49,214
Total partners' equity	737,576	636,156

Total liabilities and partners' equity	$2,781,710	$2,039,977

GLOBAL PARTNERS LP FINANCIAL RECONCILIATIONS (In thousands) (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Reconciliation of gross profit to product margin
Wholesale segment:
Gasoline and gasoline blendstocks	$17,708	$(4,074)	$47,537	$45,589
Crude oil	36,828	30,096	52,085	53,586
Other oils and related products	6,405	8,527	41,412	43,143
Total	60,941	34,549	141,034	142,318
Gasoline Distribution and Station Operations segment:
Gasoline	53,209	39,043	114,908	72,323
Station operations	45,066	23,967	81,789	43,764
Total	98,275	63,010	196,697	116,087
Commercial segment	7,023	5,732	18,581	18,061
Combined product margin	166,239	103,291	356,312	276,466
Depreciation allocated to cost of sales	(22,051)	(15,606)	(43,566)	(29,757)
Gross profit	$144,188	$87,685	$312,746	$246,709

Reconciliation of net income (loss) to EBITDA
Net income (loss)	$7,614	$(12,278)	$38,023	$44,876
Net income attributable to noncontrolling interest	(396)	(441)	(390)	(585)
Net income (loss) attributable to Global Partners LP	7,218	(12,719)	37,633	44,291
Depreciation and amortization, excluding the impact of noncontrolling interest	25,760	19,530	52,259	37,602
Interest expense, excluding the impact of noncontrolling interest	16,451	12,231	30,412	23,321
Income tax (benefit) expense	(719)	94	247	416
EBITDA	$48,710	$19,136	$120,551	$105,630

Reconciliation of net cash provided by (used in) operating activities to EBITDA
Net cash provided by (used in) operating activities	$56,683	$(3,512)	$(57,232)	$49,634
Net changes in operating assets and liabilities and certain non-cash items	(22,301)	12,703	150,495	36,417
Net cash from operating activities and changes in operating
assets and liabilities attributable to noncontrolling interest	(1,404)	(2,380)	(3,371)	(4,158)
Interest expense, excluding the impact of noncontrolling interest	16,451	12,231	30,412	23,321
Income tax (benefit) expense	(719)	94	247	416
EBITDA	$48,710	$19,136	$120,551	$105,630

Reconciliation of net income (loss) to distributable cash flow
Net income (loss)	$7,614	$(12,278)	$38,023	$44,876
Net income attributable to noncontrolling interest	(396)	(441)	(390)	(585)
Net income (loss) attributable to Global Partners LP	7,218	(12,719)	37,633	44,291
Depreciation and amortization, excluding the impact of noncontrolling interest	25,760	19,530	52,259	37,602
Amortization of deferred financing fees and senior notes discount	1,700	1,389	3,338	2,777
Amortization of routine bank refinancing fees	(1,126)	(1,002)	(2,247)	(2,003)
Maintenance capital expenditures, excluding the impact of noncontrolling interest	(7,380)	(11,362)	(11,101)	(17,311)
Distributable cash flow	$26,172	$(4,164)	$79,882	$65,356

Reconciliation of net cash provided by (used in) operating activities to distributable cash flow
Net cash provided by (used in) operating activities	$56,683	$(3,512)	$(57,232)	$49,634
Net changes in operating assets and liabilities and certain non-cash items	(22,301)	12,703	150,495	36,417
Net cash from operating activities and changes in operating assets and liabilities attributable to noncontrolling interest	(1,404)	(2,380)	(3,371)	(4,158)
Amortization of deferred financing fees and senior notes discount	1,700	1,389	3,338	2,777
Amortization of routine bank refinancing fees	(1,126)	(1,002)	(2,247)	(2,003)
Maintenance capital expenditures, excluding the impact of noncontrolling interest	(7,380)	(11,362)	(11,101)	(17,311)
Distributable cash flow	$26,172	$(4,164)	$79,882	$65,356

CONTACT:
Global Partners LP
Daphne H. Foster, 781-894-8800
Chief Financial Officer
or
Edward J. Faneuil, 781-894-8800
Executive Vice President, General Counsel and Secretary